                                                                     EXHIBIT 1.2

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                            STOCK PURCHASE AGREEMENT


                       Effective as of December 17, 1996

                                    between

                               THE STOCKHOLDER OF
                            FOUR PAWS PRODUCTS, LTD.

                                      and

                          CENTRAL GARDEN & PET COMPANY


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

                               TABLE OF CONTENTS
                               -----------------

                                                               Page
                                                               ----

I         REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER..     1

II        ADDITIONAL REPRESENTATIONS AND WARRANTIES OF THE
           STOCKHOLDER.......................................    10

III       REPRESENTATIONS AND WARRANTIES OF CENTRAL..........    11

IV        COVENANTS..........................................    13

V         THE STOCKHOLDER'S CONDITIONS PRECEDENT.............    15

VI        CENTRAL'S CONDITIONS PRECEDENT.....................    16

VII       OTHER AGREEMENTS...................................    17

VIII      TERMINATION........................................    18

IX        CLOSING............................................    18

X         [INTENTIONALLY LEFT BLANK].........................    19

XI        INDEMNIFICATION....................................    20

XII       GENERAL............................................    21


Exhibit I    -  Stockholder List
Exhibit II   -  Text of Stockholder Counsel Opinion
Exhibit III  -  Text of Central's Counsel Opinion
Exhibit IV   -  Employment Agreement
Exhibit V    -  Noncompetition Agreement
Exhibit VI   -  Lockup Agreement
Exhibit VII  -  Sublease

                           STOCK PURCHASE AGREEMENT


          STOCK PURCHASE AGREEMENT intended by the parties to be effective for accounting and change of control purposes as of December 17, 1996 (the "Effective Date") between Central Garden & Pet Company, a Delaware corporation ("Central"), and Allen J. Simon ("Stockholder"), a stockholder of Four Paws Products, Ltd., a New York corporation ("Four Paws"), PetLife, Inc. dba Jodi International, a New York corporation ("Jodi"), and A.P.O.F.P, Inc. dba U.S.Pin, a Delaware corporation ("APOFP"), (collectively, the "Company"). References herein to the Subsidiaries shall be deemed to mean the Company's wholly owned subsidiary, Cynal Corp. ("Cynal"), and its wholly owned subsidiary, Mustang Products, Inc. ("Mustang").

          WHEREAS, the Stockholder owns all of the issued and outstanding capital stock of Four Paws and Jodi and 60% of the issued and outstanding capital stock of APOFP ("Shares") of the Company.

          WHEREAS, the Stockholder desires to sell to Central and Central desires to purchase from the Stockholder all of the Shares.

          WHEREAS, the Board of Directors of Central has approved the acquisition of the Shares by Central on the term and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the agreements hereinafter set forth the parties hereto agree as follows:


                                       I
                              REPRESENTATIONS AND
                         WARRANTIES OF THE STOCKHOLDER
                         -----------------------------

          1.00 The Stockholder represents and warrants to Central, as follows:

          1.01 Each of the Company and its Subsidiaries is a corporation duly organized, existing and in good standing under the laws of its state of incorporation, has full power and authority to own its properties and to carry on its business as now conducted, and is in good standing and duly qualified to conduct business as a foreign corporation in each of the jurisdictions in which the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to qualify will not have a materially adverse effect on the Company and Subsidiaries, taken as a whole.

          1.02 Attached hereto as Schedule 1.02 is a schedule setting forth the outstanding capital stock of the Company and each of its Subsidiaries. Except as set forth on Schedule 1.02, all of the Shares are owned of record and beneficially by the Stockholder. No other shares of capital stock of the Company and Subsidiaries are issued or outstanding. Except as set forth in Schedule 1.02, all of the Shares are validly issued, fully paid and nonassessable, and there are no options, calls, warrants or other securities or rights outstanding which are convertible into, exercisable for or relate to any shares of capital stock of the Company or Subsidiaries.

          1.03 Except as set forth in Schedule 1.02, the Company owns all of the stock of Cynal, and Cynal owns all of the stock of Mustang. All of the outstanding shares of Cynal and Mustang are validly issued, fully paid and nonassessable, and there are no options, calls, warrants or other securities or rights outstanding which are convertible into, exercisable for or relate to any shares of capital stock of Cynal or Mustang. Except for Cynal and Mustang, the Company does not own, directly or indirectly, any interest or have any investment or financial interest in any corporation or other business.

          1.04 Except for the ownership of non-controlling interests in securities of corporations the shares of which are publicly traded or as set forth on Schedule 1.04, the Stockholder does not own directly or indirectly, any interest or have any investment or profit participation in a corporation or other entity which is a competitor or which directly or indirectly, does business with the Company or Subsidiaries.

          1.05 Schedule 1.05(a) consists of copies of the Four Paws' unaudited statements of income and cash flows for, each of the two fiscal years ended December 31, 1994 and 1995. On or before the Closing, Schedule 1.05(a) will be amended to include copies of the draft consolidated balance sheet and statements of income and cash flows of the Company and consolidated subsidiaries (exclusive of footnotes) as of December 31, 1996 and for the fiscal year then ended, which will subsequently be audited by Deloitte & Touche LLP. The financial statements contained or to be contained in Schedule 1.05(a) inclusive of the Audited 1996 Financial Statements (hereinafter defined) (hereinafter collectively referred to as the "Company Financial Statements"):

          (i) present fairly the results of operations and cash flows for the Company for 1994 and 1995.

          (ii) in the case of the audited financial statements which will be prepared from the draft 1996 financial statements contained in Schedule 1.05(a) and will subsequently be incorporated in Schedule 1.05(a) (the "Audited 1996 Financial Statements"), (x) present fairly the results of operations and cash flows for the Company and Subsidiaries for the fiscal year ended December 31, 1996 (y) present fairly the financial position of the Company as of December 31, 1996 and (z) have been prepared pursuant to and in accordance with generally accepted accounting principles.

          Notwithstanding anything else herein contained, the representations contained in this Agreement with respect to the Audited 1996 Financial Statements shall be inoperative to the extent of any material differences (other than the inclusion of the footnotes) between the Audited 1996 Financial Statements and the draft 1996 financial statements included in Schedule 1.05(a).

          1.06 Adequate provision has been timely made in the Company Financial Statements for doubtful accounts and other receivables in accordance with generally accepted accounting principles; and the Company and Subsidiaries did not and do not have any liability or obligation, whether accrued, absolute or contingent, arising out of transactions entered into or any fact existing on or prior to the dates of the Company Financial Statements, not reflected therein that should be reflected therein in accordance with generally accepted accounting principles. Any items of income or expense which are unusual or of a nonrecurring nature have been separately disclosed in the Company Financial Statements in accordance with generally accepted accounting principles or will be separately shown on Schedule 1.06.

          1.07 Except as set forth in Schedule 1.07, all federal, state and local tax returns and reports of the Company and Subsidiaries required by law to be filed have been duly and timely filed or an extension obtained, and all taxes, fees or other governmental charges of any nature shown on such returns and reports have been paid or are currently provided for on the books of the Company and Subsidiaries. There is no deficiency or additional tax or governmental charge proposed or asserted by any taxing authority, and there is no tax proceeding pending before any agency or court to which the Company or the Subsidiaries is a party, nor is there any basis for any such proceeding.

          With respect to all taxing authorities having jurisdiction, no material unpaid tax liabilities of the Company or the Subsidiaries exist which are not disclosed in the balance sheet of the Company included in the Audited 1996 Financial Statements that should be disclosed therein in accordance with generally accepted accounting principles assuming for purposes hereof that the Company files a consolidated tax return with Central for the fiscal year ending September 30, 1997. There are no unpaid taxes of the Company which are a lien on its properties and assets, except liens for taxes not yet due and payable. The charges, accruals and reserves shown in the Audited 1996 Financial Statements in respect of all taxes for all fiscal periods to date, whether or not yet ended, are adequate and in accordance with generally accepted accounting principles.

          The federal income tax returns of Four Paws have been examined by the Internal Revenue Service through December 31, 1995. There are no open returns for any period ending on or before such date. No consents extending the statute of limitations have been filed by the Company with respect to the Company's tax liability for any fiscal year. Neither the Company nor any Subsidiary has made or become obligated to make any payments that will not be deductible under
Section 280(g) of the Internal Revenue Code of 1986, as amended (the "Code"). Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c) of the Code. All monies required to be withheld by the Company or the Subsidiaries from employees for income taxes, social security and unemployment insurance taxes, or required to be withheld with respect to backup withholding or U.S. tax withholding, have been collected or withheld, and either paid to the respective governmental agencies or set aside in accounts for such purpose, or accrued, reserved against, and entered upon the books of the Company. The Company has not filed any consent under Section 341(f) of the Internal Revenue Code. Neither the Company nor any Subsidiary is a party to any election or consent with respect to taxes not disclosed in
Schedule 1.07. Neither the Company nor any Subsidiary owns any interest in a "passive foreign investment company" as that term is defined in 1296 of the Code, is a beneficiary of a foreign trust the distributions of which may be subject to the interest charge determined under section 668 of the Code.

          1.08 Except as set forth in Schedule 1.08, since December 31, 1995, there has been no material adverse change in the business, properties, financial position, results of operations, assets, prospects or net worth of the Company and the Subsidiaries.

          1.09 Except as set forth in Schedule 1.09, since December 31, 1995, the business of the Company and the Subsidiaries has been conducted in the ordinary course. Without limiting the generality of the foregoing, except as set forth in Schedule 1.09, neither the Company nor the Subsidiaries have:

          (i) issued capital stock or declared or paid a dividend or made any other payment from capital or surplus or other distribution of any nature, or, directly or indirectly, redeemed, purchased or otherwise acquired or recapitalized or reclassified any of its capital stock or liquidated in whole or in part;

          (ii) merged or consolidated with another corporation;

          (iii) created, incurred or assumed or committed to create, incur or assume indebtedness or other liability, except for (x) indebtedness or other liabilities less than $100,000 in the aggregate, or (y) for accounts payable or other current liabilities which (1) are not for borrowed money,
     (2) were incurred in the usual and ordinary course of business, and (3) are not materially adverse to the business, properties, financial position or results of operations of the Company and the Subsidiaries;

          (iv) mortgaged, pledged or otherwise encumbered any of its assets other than in the ordinary course of business;

          (v) raised salaries, hourly rates or the rate of bonuses or commissions or other compensation, except for normal increases therein consistent with past practice;

          (vi) altered or amended its Articles of Incorporation or By-laws;

          (vii) entered into, materially amended or terminated any material contract, agreement, franchise, permit or license except in the ordinary course of business;

          (viii) acquired or agreed to acquire any assets which are material, individually or in the aggregate, to the Company and the Subsidiaries, except in its ordinary course of business consistent with prior practice;

          (ix) sold, leased or otherwise disposed of any of its assets, which are material, individually or in the aggregate, to the Company and the Subsidiaries, except in the ordinary course of business consistent with prior practice;

          (x) adopted or amended in any material respect any agreement with employees or benefit plans, other than in the ordinary course of business consistent with prior practice; or

          (xi) sustained any material loss or damage to its properties, whether or not insured.

          1.10 Schedule 1.10 contains a true and correct list of the Company's largest 20 customers for the last two years. Except as set forth in Schedule 1.10, neither the Company nor the Stockholder has knowledge which might reasonably indicate that any of the Company's 20 largest customers (based on Company sales for fiscal 1996) intends to cease dealing with the Company or materially reduce its business with the Company.

          1.11 Included in Schedule 1.11 is a list and complete description of all executory contracts, agreements and commitments, written and oral, and other instruments to which the Company or any Subsidiary is a party of the following nature (the "Contracts"): (i) written contract for employment of any employee;
(ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension or retirement plan or material agreement or other employee benefit plan or material agreement; (iii) agreement or arrangement for the sale (otherwise than in the ordinary course of business) of any material assets; (iv) agreement, contract or indenture relating to the borrowing of money; (v) agreement with unions; (vi) material governmental permit or registration; (vii) lease of any real or personal property involving an annual rental of $50,000 or more; (viii) agreement restricting the Company or any Subsidiary from competing with any person or in any geographic area; and (ix) any other material contract, agreement or commitment to which the Company or any Subsidiary is a party.

          Except as indicated in Schedule 1.11 hereto, none of the Contracts involves as a party any officer or director of the Company or any Subsidiary or any corporation, firm or individual in which any such person has any direct or indirect interest, or with whom such person has any direct or indirect relation by blood or marriage or adoption.

          The Company and the Subsidiaries have performed in all material respects all the obligations required to be performed by them to date under the Contracts, are not in default in any respect under any such Contract except as will not have a material adverse effect on the Company and the Subsidiaries and except as set forth in Schedule 1.11 have not received any notice, written or oral, of any claim, charge or threat that it has materially breached any such Contract. All other parties to such Contracts are in compliance therewith and none are in default thereunder except as will not have a material adverse effect on the Company and the Subsidiaries.

          1.12 Neither the Company nor the Stockholder has knowledge that any officer or other key employee of the Company intends to terminate or has indicated that he is considering the termination of his employment.

          1.13 No employees of the Company are, and since January 1, 1993 no employees of the Company have been, represented by a union or other labor organization. Since January 1, 1993, there have been no labor disputes to which the Company has been a party and it has not received notice from any union or employee setting forth demands for representation, elections or for present or future changes in wages, terms of employment or working conditions.

          1.14  Except as set forth on Schedule 1.14 hereto, neither the Company
                                       -------------
nor the Subsidiaries maintains or has any obligation to make contributions to, any employee benefit plan (an "ERISA Plan") within the meaning of Section 3(3)
                               ----- ----
of the United States Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any other retirement, profit sharing, stock option, stock bonus or
  -----
employee benefit plan (a "Non-ERISA Plan").  All such ERISA Plans and Non-ERISA
                          --------------
Plans have been maintained and operated in all material respects in accordance with all federal, state and local laws applicable to such plans and the terms and conditions of the respective plan documents. The Internal Revenue Service has issued a favorable determination letter with respect to each ERISA Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Except as set forth on
                                                ----
Schedule 1.14 hereto, no ERISA Plan is subject to Title IV or Section 302 of ERISA or Section 412 of the Code. No ERISA Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a
                                                      ------------- ----
plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a "Multiple
                                                                      --------
Employer Plan"), nor has the Company at any time contributed to, or been
-------- ----
obligated to contribute to, any Multiemployer Plan or any Multiple Employer Plan. The Company has never been a member of a group described in Sections 414(b), (c), (m) or (o) of the Code. Except for continuation coverage as required by Section 4980(B) of the Code or by applicable state insurance laws, no ERISA Plan or Non-ERISA Plan provides life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof.

          1.15 The Company has full corporate power and authority to perform all of the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by the Stockholder in accordance with law and is a valid and legally binding obligation of the Stockholder. The consummation of the transactions contemplated herein will not constitute or cause a breach or violation of the Articles of Incorporation, By-Laws or other covenants or obligations binding upon the Company or materially and adversely any of its properties, or cause a lien or other encumbrance to attach to any of its properties, or result in the acceleration of or the right to accelerate any obligation under or the termination of or the right to terminate any license, franchise, lease, permit, approval or agreement to which the Company is a party, or require a consent of any person to prevent such breach, default, violation, lien, encumbrance, acceleration, right or termination.

          1.16 Except as set forth on Schedule 1.16, no approval of or filing with a federal, state or local court, authority or administrative agency is necessary to authorize the execution and delivery of this Agreement, an Employment Agreement in substantially the form of Exhibit IV attached hereto, a Noncompetition Agreement in substantially the form of Exhibit V attached hereto and a Lockup Agreement in substantially the form of Exhibit VI attached hereto (collectively the "Ancillary Agreements") by the Company or the Stockholder or the consummation by the Company or the Stockholder of the transactions contemplated herein or therein, except for the filing with the United States Federal Trade Commission and the Department of Justice of premerger notification reports generally required by law.

          1.17 All inventory classified as such in the December 31, 1996 balance sheet included in the Audited 1996 Financial Statements (the "Balance Sheet") and all additions to inventory since the date of the Balance Sheet consist of items of a quantity and quality usable or salable in the ordinary course of business, and all reserves pertaining to such inventory in the Balance Sheet are adequate.

          1.18 All accounts receivable of the Company and the Subsidiaries represent or will represent valid obligations arising from sales actually made in the ordinary course of business and, subject to the reserve for doubtful accounts set forth in the Balance Sheet, will be collected within 180 days.

          1.19 Schedule 1.19 includes a complete list of all real property owned by the Company ("Owned Real Property") and all real property leased by the Company ("Leased Real Property"). Except as set forth on Schedule 1.19, the Company has, or will have at Closing, good title to the Owned Real Property, and valid leasehold interests in all Leased Real Property, free and clear of all mortgages, liens claims, charges, easements, covenants, rights of way and other encumbrances or restrictions of any nature whatsoever, except the following encumbrances or restrictions, whether or not disclosed in Schedule 1.19: (i) zoning and other similar restrictions; (ii) easements, covenants, rights of way or other restrictions which do not materially adversely affect the use of the property to which they relate; (iii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business; (iv) liens for taxes, assessments and other governmental charges which are not due and payable or which may thereafter be paid without penalty; and (v) other imperfections of title or encumbrances, if any, none of which liens, title imperfections or encumbrances are substantial in amount, materially detract from the usefulness of the property subject thereto or individually or in the aggregate adversely affect the operation of the business of the Company (all such exceptions set forth in clauses (i)-(v) being referred to collectively as, "Permitted Liens").

          1.20 Except as set forth in Schedule 1.20, there are no lawsuits, claims, proceedings or investigations pending or, to the best knowledge of the Stockholder or the Company, threatened by or against or affecting the Company or the Subsidiaries or any of their properties, assets, operations or business which could reasonably be expected in any way to adversely affect the transactions contemplated by this Agreement or adversely affect in any material respect the value to Central of the Company or its assets or Central's right to utilize the assets of the Company.

          1.21 Schedule 1.21 contains a true and correct listing of each license, permit or other governmental authorization (collectively hereinafter referred to as "Licenses") held by the Company or the Subsidiaries. Except as set forth on Schedule 1.21 the Company holds all Licenses which are required for the operation of their business and, all such Licenses are in full force and effect and will be effectively transferred to Buyer at the time of Closing.

          1.22 To the best knowledge of the Stockholder and the Company, there are no employment-related claims, actions, proceedings or investigations pending or threatened against or relating to the Company before any court, governmental, regulatory or administrative authority or body, or arbitrator or arbitration panel. Neither the Company nor any Subsidiary is subject to any outstanding order, writ, judgment, injunction, decision, award, compliance order, consent decree, conciliation agreement, settlement agreement, affirmative action plan, determination letter or advisory of any court, governmental, regulatory or administrative authority or body, or arbitrator or arbitration panel. Neither the Company, nor any Subsidiary is not in compliance with any collective bargaining agreements, contracts or laws or regulatory requirements pertaining to employment and employee benefits.

          1.23 Neither the Company nor any Subsidiary is in violation of any law, order, ordinance, rule or regulation of any governmental authority which could have a material adverse effect on the Company and the Subsidiaries.

          1.24 No agent, broker, investment banker, person or firm acting on behalf of the Company or the Stockholder is or will be entitled to any broker's or finder's fee or any other commission or similar fee in connection with any of the transactions contemplated herein.

          1.25 Except as set forth in Schedule 1.25, there are no patents, registrations or applications for trademark registration, service marks, copyright registrations, trade names, or applications therefor or registrations thereof (collectively, "Intellectual Property"), which have been used or owned within the last three years by the Company with respect to the Business.
Schedule 1.25 contains a true and complete description of each of such items of Intellectual Property. Except as set forth in Schedule 1.25, the Company has sole title to all of such items of Intellectual Property, without any liens, encumbrances or restrictions whatsoever, and upon closing of the transactions contemplated hereby, the Company will continue to possess sole title to all of such items of Intellectual Property, without any liens, encumbrances or restrictions whatsoever. The Company is not and, during the last two years, has not (i) infringed or violated any trademark, service mark, trade name, patent or copyright or other Intellectual Property right; or (ii) unlawfully or improperly used any trade secrets belonging to any third party.

          1.26 Except as disclosed in Schedule 1.26, there have been no private or governmental claims, citations, complaints, notices of violation or letters made, issued to or threatened against the Company or the Subsidiaries by any governmental entity or other party for the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health resulting, in whole or in part, from the ownership, use or operation of any of the facilities of the Company or any Subsidiary which will be occupied or operated by Buyer as a result of the transactions contemplated hereby ("the Property").

          Except as disclosed in Schedule 1.26, the Property has not been used for the disposal of "hazardous waste" or "hazardous materials" as those terms are defined below other than the disposal in accordance with applicable law of substances and materials used by the Company in the ordinary course of its business, including, but not limited to, gasoline, oil and related petroleum products, janitorial and cleaning supplies, solvents, insecticides and pesticides used in the manufacture of the Company's products. As used in this Agreement, the term "hazardous materials" or "hazardous waste" means any hazardous or toxic substances, materials, and wastes listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) or by the Environmental Protection Agency as a hazardous substance (40 CFR Part 302) and amendments thereto, or such substances, materials and wastes which are or may become regulated under any applicable local, state or federal law, including, without limitation, any material, waste or substance which is (i) petroleum, (ii) asbestos, (iii) polychlorinated biphenyls, (iv) defined as a "hazardous waste," "extremely hazardous waste" or "restricted hazardous waste" or "hazardous material" under applicable state laws and regulations, (v) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. (S) 1251, et seq. (33 U.S.C. (S) 1321) or U.S.C. (S) 1317, (vi)
defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. (S) 6901, et seq. (42 U.S.C. (S) 6903) or (vii) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C.
(S) 9601, et seq. (42 U.S.C. (S) 9601).

          Except as disclosed in Schedule 1.26, there are no hazardous materials or hazardous waste on, under, in or about the Property, including but not limited to the air above the Property, the soil and groundwater at and below the Property, and surface water on and running through the Property other than the storage in accordance with applicable law of substances and materials used by the Company in the ordinary course of its business, including, but not limited to, gasoline, oil and related petroleum products, janitorial and cleaning supplies, solvents, insecticides and pesticides used in the manufacture of the Company's products.

          The Company and the Subsidiaries have duly complied with, and the Property is in material compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder.

          The Company and the Subsidiaries have been issued, and will maintain until the date of Closing, all required federal, state and local permits, licenses, certificates and approvals with respect to the Property relating to
(i) air emissions, (ii) discharges to surface water or groundwater, (iii) noise emissions, (iv) solid or liquid waste disposal, (v) the use, generation, storage, transportation or disposal of hazardous materials or hazardous wastes, or (vi) other environmental, health or safety matters.

          Neither the Company nor any Subsidiary has received notice of, and knows of or has a reasonable basis to know of, any fact(s) which might constitute violation(s) of any federal, state or local environmental, health or safety laws, codes or ordinances, and any rules or regulations promulgated thereunder, which could adversely affect the value, use, ownership or occupancy of the Property, and is not in violation of any covenants, conditions, easements, rights of way or restrictions affecting the Property or any rights appurtenant thereto.

          The Company has provided Buyer with true, accurate and complete copies of any written information in the possession of the Company and the Subsidiaries which pertains to the environmental history of the Property. The Company shall also promptly furnish to Buyer true, accurate and complete copies of any sampling and test results which may be obtained by the Company or the Subsidiaries prior to the Closing from all environmental and/or health samples and tests taken at and around the Property.

          1.27 No representation or warranty made by the Stockholder in this Agreement and no statement contained in a certificate, schedule, list or other instrument or document attached to this Agreement and delivered by the Company or the Stockholder, whether heretofore furnished to Central or hereafter required to be furnished to Central (all such documents being taken as a whole), contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein not misleading.


                                       II
                         ADDITIONAL REPRESENTATIONS AND
                         WARRANTIES OF THE STOCKHOLDER
                         -----------------------------

          2.00  The Stockholder represents and warrants to Central as follows:

          2.01 The Stockholder owns 140 Class A Shares and 40 Class B Shares of Four Paws, 100 Shares of Common Stock of Jodi and 600 Shares of Common Stock of APOFP.

          2.02 The Stockholder has full power and authority to enter into this Agreement and the Ancillary Agreements to which the Stockholder is a party, and to consummate the transactions contemplated herein and therein. This Agreement has been duly executed and delivered by the Stockholder and is a valid and legally binding obligation of the Stockholder enforceable in accordance with its terms. The Ancillary Agreements to which the Stockholder is a party have been approved by the Stockholder and will be duly executed and delivered by the Stockholder and after such execution and delivery will be valid and legally binding obligations of the Stockholder enforceable in accordance with their terms. Except as provided in Schedule 2.02 hereto, neither the execution of this Agreement, or the Ancillary Agreements to which the Stockholder is a party, nor the consummation of the transactions contemplated herein or therein will constitute or cause a breach or violation of a covenant or obligation binding upon the Stockholder or affecting his properties that will materially adversely effect the Stockholder's ability to consummate the transactions contemplated herein or therein.

          2.03 The Stockholder is acquiring the shares of Central stock to be issued to him for investment purposes and not with a view to distribution and confirms that he or one of his representatives has reviewed the annual reports, proxy statements and reports on Forms 8-K, 10-K and 10-Q of Central filed under the Securities Exchange Act of 1934 since January 1, 1993.

          2.04 The Stockholder acknowledges that the certificates representing the Shares shall be stamped or otherwise imprinted with the legend referred to in the Lockup Agreement.

          2.05 At the Closing, the Stockholder will transfer and convey, and Central will acquire, good and marketable title to the Shares, free and clear of all liens and encumbrances, pledges, security interest and claims whatsoever.


                                      III
                              REPRESENTATIONS AND
                             WARRANTIES OF CENTRAL
                             ---------------------

          3.00  Central represents and warrants to the Stockholder as follows:

          3.01 Central is duly organized, validly existing and in good standing under the laws of the State of Delaware.

          3.02 Central has full corporate power to enter into this Agreement and the Ancillary Agreements and to consummate the transactions contemplated herein and therein, neither the execution of this Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated herein or therein will constitute or cause a breach or violation of the charter or By-laws of Central or of a covenant or obligation binding upon Central or affecting its properties or cause a lien or other encumbrance to attach to any of its properties, or result in the acceleration of or the right to accelerate any obligation under or the termination of or the right to terminate any license, franchise, lease, permit, approval or agreement to which Central is a party, or require a consent of any person to prevent such breach, default, violation, lien, encumbrance, acceleration, right or termination.

          3.03 Central has received all consents, approvals and authorizations, including but not limited to Board approval, necessary to enter into the Agreement, the Ancillary Agreements and to consummate the transactions contemplated therein, including the issuance of the Shares.

          3.04 Except as set forth in Schedule 3.04, no approval of or filing with a federal, state or local court, authority or administrative agency is necessary to authorize the execution and delivery of this Agreement or the Ancillary Agreements by Central or Subsidiary or the consummation by Central or Subsidiary of the transactions contemplated herein or therein, other than such filings as may be required under the Securities Act and state blue sky laws and the filing with the United States Federal Trade Commission and the Department of Justice of premerger reports generally required by law, all of which has been duly made and shall have been approved or declared effective, as the case may be, prior to the Closing.

          3.05 Central has heretofore delivered to the Stockholder copies of its annual report on Form 10-K for the fiscal year ended September 28, 1996 filed with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act") and the other reports or documents required to be filed by Central under Sections 13(a), 14(a), 14(c) and 15(d) of the Exchange Act subsequent to September 28, 1996, (collectively, the "Reports") and will deliver to each Stockholder a copy of each report or document required to be filed by Central under said Sections prior to the Closing.

          As of their respective date, the Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, and subsequent to their respective dates, no event has occurred that would make the Reports untrue or misleading as of the dates of such Reports. Central's financial statements or portions thereof included in or incorporated by reference into the Reports (including the related notes and schedules) ("Financial Statements") complied in all material respects with applicable rules and regulations of the Commission and fairly present the consolidated financial position of Central and its subsidiaries as of their respective dates, the results of operations, retained earnings and changes in financial position, as the case may be. All of the Reports have been timely filed in accordance with the rules and regulations of the Commission. Central has not received any notice or other communication from the Commission or other person that any of the foregoing Reports is deficient in any respect, fails to comply with applicable laws, rules or regulations governing the content or filing of such Reports or is misleading in any material respect.

          3.06 The shares of Central Common Stock to be issued to the Stockholder pursuant to this Agreement (the "Central Shares") will be validly issued, fully paid and nonassessable. At closing, Stockholder will acquire good and marketable title to all of such Central Shares, free and clear of any lien, encumbrance, pledge, security interest or claim whatsoever. The Central Shares are registered under the Securities Act of 1933, pursuant to an effective current registration statement, no stop order has been issued by the Securities and Exchange Commission or any state securities department or agency with respect to such registration statement and no amendment is required to be filed in connection with this transaction. The Central Shares are not subject to any preemptive rights in favor of any other person.

          3.07 There are no lawsuits, claims, proceedings or investigations pending or, to the best knowledge of Central, threatened by or against or affecting Central or any of its properties, assets, operations or business which could in any way adversely affect the transactions contemplated by this Agreement.

          3.08 No representation or warranty made by Central in this Agreement or the Ancillary Agreements and no statement contained in any exhibit, certificate, schedule, list or other instrument or document attached to this Agreement or the Ancillary Agreements delivered by Central, whether heretofore furnished to the Company or hereafter required to be furnished to the Company (all such documents being taken as a whole), contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements not misleading.

          3.09 There are no lawsuits, claims, proceedings or investigations pending or, to the best knowledge of Central, threatened by or against or affecting Central or any of its properties, assets, operations or business which could reasonably be expected in any way to adversely affect the transactions contemplated by this Agreement.

          3.10 Central is not in violation of any law, order, ordinance, rule or regulation of any governmental authority which could have a material adverse effect on its business.

          3.11 The capitalization of the Company as of the date hereof, on a fully diluted basis, is as set forth in Schedule 3.11.

                                       IV
                                   COVENANTS
                                   ---------

          The Stockholder covenants and agrees pending the Closing as follows:

          4.01 The Company and the Subsidiaries shall carry on their business in a good and diligent manner consistent with prior practice in the usual and ordinary course, and shall use their reasonable, best efforts to preserve their business organization intact and conserve the goodwill and relationships of their customers, suppliers and others having business relations with it and the services of their officers, employees, agents and representatives.

          4.02 The Company shall maintain its corporate existence and good standing in New York and in each jurisdiction in which it is qualified to do business, and will not amend its Articles of Incorporation or By-laws except as contemplated hereby.

          4.03 Except with regard to payments made pursuant to the stock redemption agreement dated as of September 22, 1995 between Barry Askinasi (the "Redemption Agreement") and the Company and payment made pursuant to the Stock Purchase Agreement dated as of May 24, 1996 among Cynal Corp. and the Estate of Elliott H. Wharton and Joyce E. Wharton and except with Central's written consent, no payment, dividend or other distribution of any nature will be declared, made, set aside or paid on or in respect of any capital stock or surplus of the Company or the Subsidiaries nor will the Company or the Subsidiaries directly or indirectly, issue, redeem, retire, purchase or otherwise acquire shares of their stock.

          4.04 Except with Central's written consent or with respect to normal increases consistent with past practice, no increase will be made in the compensation or rate of compensation payable or to become payable to the officers or employees of the Company, and no bonus, profit sharing, retirement, insurance, death, fringe benefit or other extraordinary or indirect compensation shall accrue, be set aside or be paid for or on behalf of any such officer or employee, and no agreement or plan with respect to the same shall be adopted or committed for provided, however, the Company may pay bonuses as contemplated by
Section 1.09 hereof.

          4.05  The Company, and each of the Subsidiaries shall:

          (i) not merge or consolidate with or acquire any assets of another corporation, business or other person except for inventory, furniture, fixtures and equipment in the ordinary course, or except as contemplated hereby;

          (ii) comply in all material respects with all of the Contracts;

          (iii) from the date hereof on reasonable notice afford Central and its representatives full access during normal business hours throughout the period prior to the Closing to all of the Company's offices, properties and records; provided, however, that any investigation or inquiry made by Central shall not in any way affect the representations and warranties contained in this Agreement or their survival of the Closing.

          4.06 Neither the Stockholder nor the Company shall take any action or omit to take any action within its reasonable control to the extent such action or omission would result in any representation or warranty of the Stockholder contained in this Agreement being inaccurate or incorrect in any material respect on and as of the date of Closing.

          Central covenants and agrees pending the Closing as follows:

          4.07 With the exception of the acquisition of the "Zodiac" product line and related business from Sandoz Agro, Inc., it will not prior to Closing enter into an agreement for or complete the acquisition of a pet manufacturer or related business which would require Central to amend its Hart-Scott-Rodino application contemplated by Section 4.10 hereof.

          4.08 Central will assist the Company or the Stockholder in the preparation and filing of a Hart-Scott-Rodino application, will prepare and file with the U.S. Federal Trade Commission and the Department of Justice, pre-merger notification application in accordance with law and shall bear all the filing fees associated with such application.

          4.09 Central shall take all steps necessary to issue the Central Shares including obtaining requisite government approval (if required). Central shall comply with all applicable securities laws required for the issuance of the Central Shares.


                                       V
                     THE STOCKHOLDER'S CONDITIONS PRECEDENT
                     --------------------------------------

          5.00 All of the following shall be conditions precedent to the obligations of the Stockholder to consummate the transactions contemplated by this Agreement:

          5.01 The representations and warranties made by Central contained in this Agreement or in any written document (including exhibits and schedules delivered by Central) shall be true and correct in all material respects on the date of Closing.

          5.02 The Company shall have been furnished the opinion of Orrick, Herrington & Sutcliffe LLP, counsel to Central dated as of the Closing, as to the matters set forth on Exhibit III hereto and as to such matters as counsel for the Company may reasonably request.

          5.03 Central shall have complied in all material respects with all of its obligations under this Agreement.

          5.04 The waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or have been terminated.

          5.05 There shall not be in effect any statute, rule or regulation which makes it illegal to consummate the transactions contemplated herein or any order, decree or judgment which enjoins the consummation of the transactions contemplated herein.

          5.06 No suit, action or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, to prohibit or to obtain material damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein, and there shall have been no investigation or inquiry threatened or commenced in connection with this Agreement or with the transactions contemplated herein and this Agreement.

          5.07 The Ancillary Agreements shall have been duly executed and delivered by Central.

          5.08 The Stockholder shall have received a certificate dated the date of Closing, signed by an executive officer of Central to the effect that the representations and warranties of Central set forth herein are true and correct in all material respects on the date of Closing.

          5.09 Central shall have consented to the amendment of the sublease agreement as contemplated by Section 6.13 hereof.

          5.10 During the period from the date hereof to the Closing there shall not have been any material adverse change in the business, properties, financial position, results of operations or net worth of Central.


                                       VI
                         CENTRAL'S CONDITIONS PRECEDENT
                         ------------------------------

          6.00 All of the following shall be conditions precedent to the obligations of Central to consummate the transactions contemplated by this Agreement.

          6.01 The representations and warranties made by the Stockholder contained in this Agreement or in any written document (including the Exhibits and Schedules referred to herein) delivered to Central pursuant hereto, shall be true and correct in all material respects on the date of Closing.

          6.02 Central shall have been furnished with the opinion of Kane Kessler P.C., counsel to the Stockholder, dated as of the Closing, as to the matters set forth in Exhibit II hereto and as to such other matters as counsel for Central may reasonably request.

          6.03 The Stockholder shall have complied in all material respects with all of his obligations under this Agreement.

          6.04 There shall not be in effect any statute, rule or regulation which makes it illegal to consummate the transactions contemplated herein or any order, decree or judgment which enjoins the consummation of the transactions contemplated herein.

          6.05 Except for any suit, action or proceeding that may have been brought by Central or its affiliates, no suit, action or other proceeding shall be pending or threatened before any court or governmental agency seeking to restrain, to prohibit or to obtain material damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein, and there shall have been no investigation or inquiry threatened or commenced in connection with this Agreement or the transactions contemplated herein and this Agreement.

          6.06 During the period from the date hereof to the Closing there shall not have been any material adverse change in the business, properties, financial position, results of operations or net worth of the Company and the Subsidiaries.

          6.07 Central shall have received evidence that Barry Askin has sold to the Company all of the 10 shares of Class B Stock of the Company formerly owned by him, and that the unpaid balance due Askin pursuant to the Redemption Agreement has been paid.

          6.08 The waiting period imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated.

          6.09 The Ancillary Agreements shall have been duly executed and delivered by the Stockholder and/or the Company, as the case may be.

          6.10 All loans from the Company or the Subsidiaries to past or present employees or other individuals other than the Stockholder or his son shall have been repaid.

          6.11 Central shall have received a certificate dated the date of the Closing, signed by the Stockholder to the effect that the representations and warranties of the Stockholder set forth herein are true and correct in all material respects on the date of Closing.

          6.12 The Stockholder and the Company shall have entered into an amendment in the form attached hereto as Exhibit VII to the sublease agreement dated December 1, 1985, as amended September 7, 1989.


                                      VII
                                OTHER AGREEMENTS
                                ----------------

          7.00 In addition to the covenants and agreements contained elsewhere herein, the parties hereto agree as follows:

          7.01  Survival of Confidentiality Agreement.  Central agrees to return
                -------------------------------------
to the Stockholder or certify the destruction of all due diligence materials, including the Audited 1996 Financial Statements, if the transactions contemplated herein are not consummated.

          7.02  Forgiveness.  Immediately prior to the Closing, the Company and
                -----------
Central shall cancel and forgive all indebtedness owed by the Stockholder and his son, directly or indirectly, to the Company or any of its affiliates to the extent set forth on the Audited 1996 Financial Statements.

          7.03 Subsequent to the Closing, the Stockholder agrees to obtain a waiver of the acceleration provision from Chase Bank (successor to Chemical
Bank) which has granted a mortgage loan (the "Chase Bank Mortgage Loan") as indicated on Schedule 1.19. If (x) the Stockholder has not obtained such waiver from Chase Bank within thirty days after the Closing, of if (y) Chase Bank refuses to grant its consent without fee or charge and Stockholder chooses not to pay any such fee or charge, then Stockholder shall provide a mortgage loan to Four Paws for the purpose of refinancing the Chase Bank Mortgage Loan upon the same terms and conditions as the Chase Bank Mortgage Loan, except that (i) Stockholder shall be the Mortgagee, (ii) the term of the loan shall be for the balance of the term as of the date of the refinancing, and (iii) the loan amount shall be the balance of the loan amount as of the date of the refinancing.


                                      VIII
                                  TERMINATION
                                  -----------

          8.01 This Agreement may be abandoned or terminated on or before the Closing by mutual agreement of Central and the Stockholder.

          8.02 If the Closing shall not have taken place on or prior to January 31, 1996, this Agreement may be terminated by written notice from Central to the Stockholder or from the Stockholder to Central provided that the party giving a written notice has complied with all of its obligations under this Agreement.

          8.03 If this Agreement is abandoned or terminated as provided in Sections 8.01 or 8.02, it shall forthwith become wholly void and of no effect, without liability of any party to the other parties, and no party shall have the right to bring or maintain any action hereunder; provided, however, that such abandonment or termination shall not relieve any party of its liability for breach of its obligation to consummate the transactions contemplated by this Agreement upon satisfaction or waiver of the conditions precedent to such obligation.

          8.04 Regardless of whether the transactions contemplated by this Agreement are consummated, each party shall pay all fees and expenses incurred by such party in connection herewith; provided, however, that Central shall be responsible for the HSR filing fees and the fees and expenses associated with the audit of the Company's financial statements contemplated by Section 1.05 hereof.

          8.05 In the event this Agreement terminates, Central shall continue to be bound by the terms of the Confidentiality Agreement, and this obligation shall survive the termination of this Agreement. Upon the request of the Company, Central will return or destroy all Confidential Materials as may be requested by the Company as such term is defined in the Confidentiality Agreement.


                                       IX
                                    CLOSING
                                    -------

          9.01 Subject to the terms and conditions herein set forth, the Stockholder shall sell, assign and transfer to Central and Central shall purchase from the Stockholder shares of Common Stock of the Company, constituting all of the issued and outstanding capital stock of

Four Paws, and shares of Common Stock of Jodi, and of A.P.O.F.P. constituting all of the issued and outstanding capital stock of Jodi and APOFP.

          9.02 The closing of the transactions contemplated herein (the "Closing") shall take place at the offices of Kane Kessler P.C. in New York, New York or at such other place as is mutually agreed upon, on or before January 20, 1997 or as soon as reasonably practicable thereafter upon the satisfaction or waiver of all conditions of Closing (but in no event later than January 31, 1997), unless this Agreement shall have been terminated as herein provided.
Each party agrees to use its or his reasonable best efforts to cause the Closing to be consummated on or before January 20, 1997, and, to the extent not closed on such date, as soon as is reasonably practicable thereafter.

          9.03 At the Closing, in order to receive Central shares, the Stockholder shall deliver to Central the following:

          (i) certificates representing all of the Shares registered in the name of the Stockholder, together with duly executed stock powers; and

          (ii) certificates representing all of the outstanding shares of Jodi and APOFP registered in the name of the Stockholder, together with duly executed stock powers; and

          (iii) a statement from the Stockholder that, except for any rights that may inure to such Stockholder under this Agreement or any of the Ancillary Agreements, the Stockholder either waives or has no claim, as may be appropriate, against the Company, Jodi or APOFP for unpaid dividends, bonuses, profit sharing or rights or other claims of whatsoever kind, nature or description, except salaries and fringe benefits normally accrued and payable to the Stockholder in the ordinary course of business.

          9.04 At the Closing, Central shall deliver to the Stockholder the following:

          (i) a cashier's check payable to the Stockholder or wire transfer of funds in the amount of $45 million.

          (ii) a stock certificate evidencing the number of shares of Common Stock of Central determined by dividing $10,000,000 by the average closing price of Central Common Stock as reported in the NASDAQ/NMS during the five trading days ending on the third day prior to the Closing.


                                       X
                           [INTENTIONALLY LEFT BLANK]
                           --------------------------

                                      XI
                                INDEMNIFICATION
                                ---------------

          11.01 (a) The Stockholder shall indemnify, defend and hold harmless Central and its successors and assigns and its and their respective officers, directors, shareholders, employees and agents, against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, which may arise out of: (i) any breach or violation of this Agreement by the Company or the Stockholder; or (ii) any breach of any of the representations, warranties or covenants made in this Agreement by the Company or the Stockholder; or (iii) any inaccuracy or misrepresentation in the Schedules hereto or in any certificate or document delivered in accordance with the terms of this Agreement by the Company or the Stockholder (collectively, "Warranty Claims"); provided however, that Central shall be entitled to indemnification hereunder only to the extent that the aggregate of all such Warranty Claims exceeds $750,000.

          (b) Without regard to the limitations set forth in Section 11.01(a) hereof, the Stockholder shall indemnify and hold harmless Central and its successors and assigns and its and their respective officers, directors, shareholders, employees and agents harmless on an after-tax basis against any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, arising out of any legal, governmental or administrative action, suit or proceeding against Central or the Company, including (i) any such action, suit or proceeding relating to any taxes owed for periods ending on or before the Effective Date, and (ii) all such actions, suits or proceedings required to be included in Schedule 1.20 hereto, which legal, governmental or administrative action, suit or proceeding
(x) arises from the conduct of the business of the Company or the ownership or condition of the properties owned or leased by Company prior to the Effective Date, and (y) involves damages, claims, losses, liabilities and expenses in excess of $50,000 but only to the extent that such damages, claims, losses, liabilities and expenses exceed $50,000.

          (c) The Stockholder may satisfy, pay or otherwise discharge its indemnification obligation pursuant to this Section XI in the manner provided in Paragraph 6 of the Lockup Agreement annexed hereto as Exhibit VI.

          11.02 Central shall indemnify, defend and hold the Stockholder against, and in respect of, any and all damages, claims, losses, liabilities and expenses, including, without limitation, reasonable legal, accounting and other expenses, which may arise out of: (i) any breach or violation of this Agreement by Central; or (ii) any breach of any of the representations, warranties or covenants made in this Agreement by Central; or (iii) any inaccuracy or misrepresentation in the Schedules hereto or in any certificate or document delivered in accordance with the terms of this Agreement by Central (collectively, "Warranty Claims"); provided however, that the Stockholder shall be entitled to indemnification hereunder only if the aggregate of all such Warranty Claims exceeds $500,000.

          11.03 Upon obtaining knowledge thereof, the indemnified party shall promptly (after the date on which the party seeking indemnification first becomes aware of the existence of the claim for which indemnification is being sought hereunder) notify the indemnifying party in writing of any damage, claim, loss, liability or expense which the indemnified party has determined has given or could give rise to a claim under Section 11.01 or 11.02 (such written notice being hereinafter referred to as a "Notice of Claim"). A Notice of Claim shall contain a brief description of the nature and estimated amount of any such claim giving rise to a right of indemnification whether or not covered by the basket set forth in 11.01 or 11.02 herein.

          11.04 With respect to any claim or demand set forth in a Notice of Claim relating to a third party claim, the indemnifying party may defend, in good faith and at its expense, any such claim or demand, and the indemnified party, at its expense, shall have the right to participate in the defense of any such third party claim. So long as the indemnifying party is defending in good faith any such third party claim, the indemnified party shall not settle or compromise such third party claim. If the indemnifying party does not so elect to defend any such third party claim, the indemnified party shall have no obligation to do so. The indemnifying party shall have this right to defend, settle or compromise any third-party claim for which it has indemnified the indemnifying party on such terms and conditions as it determines, in its reasonable discretion, provided that such settlement shall not result in any expense or monetary loss to the indemnified party and shall contain any provision which the indemnified party reasonably concludes could be materially injurious to such indemnified party.

          11.05 The indemnification rights provided in this Article XI shall be the exclusive remedy available to any party hereto for misrepresentation or any other breach of this Agreement.


                                      XII
                                    GENERAL
                                    -------

          12.01 Notwithstanding any investigation by a party hereto, the representations and warranties herein contained shall survive the Closing and shall continue in full force and effect for a period of two years after the consummation of this transaction; provided, however, that representation set forth in Section 1.07 hereof shall survive until the expiration of the applicable statute of limitations.

          12.02 This Agreement (including the Exhibits and Schedules referred to herein), the Confidentiality Agreement and the Ancillary Agreements constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be implied or be binding (including, without limitation, any alleged waiver based on a party's knowledge of a breach or inaccuracy in a representation or warranty contained herein) unless in writing and signed by the party against which such amendment, supplement, modification, waiver or termination is asserted.

          12.03 All of the terms and provisions of this Agreement by or for the benefit of the parties shall be binding upon and inure to the benefit of their successors, permitted assigns, heirs and personal representatives. The rights and obligations provided by this Agreement shall not be assignable, except, by Central to a subsidiary or an affiliate provided that no such assignment shall relieve Central of its obligations hereunder or the Ancillary Agreements or to a successor to its business, and, except as expressly provided herein, nothing herein is intended to confer upon any person other than the parties and their successors, any right or remedy under or by reason of this Agreement.

          12.04 This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware.

          12.05 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

          12.06 All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (except as may otherwise be specifically provided herein to the contrary) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or mailed by certified or registered mail with postage prepaid:

     (a)      If to Central to       Central Garden & Pet Company
                                     3697 Mt. Diablo Boulevard
                                     Lafayette, CA 94549
                                     William E. Brown

              with a copy to         Orrick, Herrington & Sutcliffe LLP
                                     The Old Federal Reserve Bank Building
                                     400 Sansome Street
                                     San Francisco, CA 94111
                                     John F. Seegal

     (b)      If to the Stock-       The Stockholder's address set forth
              holder to              under his name on Schedule I hereto.

              with a copy to    Kane Kessler P.C.
                                1350 Avenue of the Americas
                                New York, New York 10019
                                Ronald L. Nurnberg

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


                              CENTRAL GARDEN & PET COMPANY


                              By: /s/ William E. Brown
                                 ----------------------------------------


                              THE STOCKHOLDER

                                  /s/ Allen J. Simon
                              -------------------------------------------
                                       Allen J. Simon

                                      24